RYAN SMITH & CARBINE, LTD.
                                ATTORNEYS AT LAW
                        98 MERCHANTS ROW - P.O. BOX 310
                            RUTLAND, VT. 05702-0310

TEL: 802-786-1025                                          FAX: 802-786-1100



February 23, 1996

RE: Tax-Free Fund of Vermont, Inc.
    Registration No. 33-41043

Tax-Free Fund of Vermont, Inc.
110 Merchants Row
Rutland, VT 05701

ATTENTION:  John T. Pearson
            President

Dear Mr. Pearson:

You have informed me that pursuant to Rule 24f-2 under the Investment Company Act of 1940 (the "1940 Act"), Tax Free Fund of Vermont, Inc. a Vermont corporation (the "Fund"), intends to file a Rule 24f-2 Notice with the Securities and Exchange Commission (the "SEC").

The notice will cover the calendar year January 1, 1995 through December 31, 1995. It will show that the Fund, having elected to register an indefinite number of shares of common stock, sold during such fiscal year 144,090 shares of common stock under Rule 24f-2 for such period.

The foregoing sales make definite the number of shares of common stock registered for such period under the Securities Act of 1933 (the "1933 Act") pursuant to Rule 24f-2. You have also informed me that all such shares were issued in accordance with the provisions relating thereto and with the registration statement filed by the Fund under the 1933 Act.

I have acted as legal counsel to the Fund during the foregoing calendar year. I have reviewed the Articles of Incorporation of the Fund, its Bylaws, the 1933 and 1940 Acts, and such minutes of the corporate proceedings and other documents as I deem material to my opinion.

Based upon the foregoing, I am of the opinion that the 144,090 shares of common stock described in the Rule 24f-2 Notice as having been sold during such fiscal year were legally issued, fully paid and non-assessable.

I consent to the filing of this opinion with the SEC as an exhibit or attachment to the foregoing Rule 24f-2 Notice and the Fund's post-effective amendments to its registration statement under the 1933 and 1940 Acts. I consent to the reference to me in the prospectus of the Fund as legal counsel who has passed upon the legality of the offering of such shares of common stock.

I also consent to the filing of this opinion with the securities regulatory agencies in the states and other jurisdictions in which such shares of common stock are offered for sale.


Very truly yours,


\s\Thomas M. Dowling
Thomas M. Dowling
A member of the Firm
Ryan Smith & Carbine, Ltd.